Exhibit 23.1



                 CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement (Form S-8) and the related Prospectus pertaining to the Time Warner Inc. ("Time Warner") 1994 Stock Option Plan for the registration of 4,741,789 shares of its common stock and to the incorporation by reference therein of our reports dated February 4, 1994, with respect to the consolidated financial statements and schedules of Time Warner and Time Warner Entertainment Company, L.P. included in Time Warner's Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.



                                   ERNST & YOUNG LLP


New York, New York
February 10, 1995